                                     SCHEDULE 14A
                                    (Rule 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934 (Amendment No.)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement          / / Confidential, For Use of the Com-
                                             mission Only (as permitted by
                                             Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                PILLOWTEX CORPORATION
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14-a6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

                                PILLOWTEX CORPORATION
                                    4111 Mint Way
                                 Dallas, Texas  75237


Notice of Annual Meeting of Shareholders
To Be Held May 8, 1997



To The Shareholders of
PILLOWTEX CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of Pillowtex Corporation, a Texas corporation (the 'Company'), will be held on Thursday, May 8, 1997, beginning at 9:00 a.m., Dallas time, at the Company's corporate headquarters, 4111 Mint Way, Dallas, Texas 75237, for the following purposes:

     1. To elect three directors whose terms expire in 2000, until their successors are elected and qualified;

     2. To vote upon the approval of the Pillowtex Corporation 1993 Stock Option Plan, as amended and restated;

     3. To vote upon the approval of the Pillowtex Corporation Management Incentive Plan; and

     4. To transact any other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 27, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof. The list of shareholders entitled to vote at the meeting will be available for inspection by any shareholder for any purpose relating to the meeting during regular business hours at the Company's corporate offices at 4111 Mint Way, Dallas, Texas 75237, for ten days prior to the meeting.


                                             /S/ Charles M. Hansen, Jr.
                                             ----------------------------------
                                             By Order of the Board of Directors
                                             Charles M. Hansen, Jr.
                                             Chairman of the Board


Dallas, Texas
March 28, 1997


     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED
POSTAGE PAID ENVELOPE.

                                PILLOWTEX CORPORATION
                                    4111 Mint Way
                                 Dallas, Texas 75237

                                   PROXY STATEMENT
                                         for
                            ANNUAL MEETING OF SHAREHOLDERS
                                To Be Held May 8, 1997

     This Proxy Statement is furnished to shareholders of Pillowtex Corporation, a Texas corporation (the 'Company'), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 8, 1997. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. The approximate date on which this Proxy Statement and the enclosed proxy card will first be sent to shareholders is March 28, 1997.

                              OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to vote at the Annual Meeting is March 27, 1997. At the close of business on March 28, 1997, there were 10,617,722 shares of the Company's Common Stock, $0.01 par value (the 'Common Stock'), outstanding and entitled to vote at the meeting.

                                  QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding Common Stock is necessary to constitute a quorum at the meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

                          ACTION TO BE TAKEN AT THE MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election of each of the three nominees named herein for election to the Board of Directors for terms expiring in 2000, (ii) for the approval of the Pillowtex Corporation 1993 Stock Option Plan, as amended and restated, (iii) for the approval of the Pillowtex Corporation Management Incentive Plan, and (iv) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

     Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors are unaware of any other matter of business to be brought before the meeting.

                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock, as of March 10, 1997, by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, the executive officers whose names appear in the Summary Compensation Table below, and each director of the Company, and all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the owners named below have sole voting and investment power with respect to all shares of Common Stock indicated.

                                      Common Stock
Name                               Beneficially Owned       Percent of Class
--------------------------         ------------------       ----------------
Charles M. Hansen, Jr. (1). . . . .2,855,455 shares                   26.9%
John H. Silverthorne
  Marital Trust B (2) . . . . . . .2,368,893 shares                   22.3%
Mary R. Silverthorne (2). . . . . .  662,811 shares                    6.2%
Paul G. Gillease (3). . . . . . . .    8,603 shares          Less than 1.0%
William B. Madden (3) . . . . . . .    9,072 shares          Less than 1.0%
M. Joseph McHugh (3). . . . . . . .    8,572 shares          Less than 1.0%
Scott E. Shimizu (3). . . . . . . .   35,996 shares          Less than 1.0%
Jeffrey D. Cordes (3) . . . . . . .   35,517 shares          Less than 1.0%
Christopher N. Baker (3). . . . . .   47,618 shares          Less than 1.0%
Ronald M. Wehtje (3). . . . . . . .    3,087 shares          Less than 1.0%
Pioneering Management
   Corporation (4). . . . . . . . .  549,900 shares                    5.2%
All executive officers
   and directors as a
   group (11 persons) (3) . . . . .6,035,624 shares                   56.3%

-----------------------------------
(1)  Mr. Hansen's address is 4111 Mint Way, Dallas, Texas 75237.

(2) The address of the John H. Silverthorne Marital Trust B and Mrs. Silverthorne is 4111 Mint Way, Dallas, Texas, 75237. Under the rules and regulations of the Securities and Exchange Commission, Mrs. Silverthorne may be deemed the beneficial owner of the shares held by the John H. Silverthorne Marital Trust B because she is its independent trustee. In addition, Mrs. Silverthorne, in her capacity as trustee, may be deemed the beneficial owner of 42,857 shares held by the John H. Silverthorne Family Trust A, 14,285 shares held by the Bridget Russell Silverthorne Trust A and 14,285 shares held by the John H. Silverthorne, Jr. Trust A. Mrs. Silverthorne disclaims beneficial ownership of any shares other than the 591,384 shares that she holds of record.

(3) Includes options which are currently exercisable or become exercisable within 60 days after March 10, 1997 to purchase the number of shares of Common Stock indicated for the following persons: Mr. Gillease (2,679), Mr. Madden (3,572), Mr. McHugh (3,572), Mr. Shimizu (33,572), Mr. Cordes (31,072), Mr. Baker (31,072) and Mr. Wehtje (3,000).

(4) The address of Pioneering Management Corporation, a Delaware corporation, is 60 State Street, Boston, Massachusetts, 02109. According to the Schedule 13G filed by Pioneering Management Corporation with the Securities and Exchange Commission on January 23, 1997 and which reflects ownership as of December 31, 1996, Pioneering Management Corporation owns all of such shares with sole dispositive power and sole voting power.

                                ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight members and is classified into three classes. The term of one class of directors expires each year. The persons whose names are listed below have been nominated for election as directors by the Board of Directors for a three-year term to expire at the Annual Meeting of Shareholders in 2000.

     Proxy holders will not be able to vote the proxies held by them for more than three persons. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

     The Board of Directors' nominees for election to the Board of Directors at the 1997 Annual Meeting of Shareholders are as follows:

DIRECTORS SERVING TERMS TO EXPIRE AT THE ANNUAL MEETING OF SHAREHOLDERS IN 2000

     CHARLES M. HANSEN, JR., age 56, has been a director of the Company since September 1970. He has served as Chief Executive Officer and Chairman of the Board of Directors since 1992, and as President from 1973 until February 1997. He is also a director of Triangle Pacific Corp. and the Southern Methodist University Cox School of Business. Mr. Hansen is a member of the Executive Committee.

     WILLIAM B. MADDEN, age 58, became a director of the Company in February 1993. Mr. Madden has been the President of Madden Securities Corporation, a general securities and investment banking firm located in Dallas, Texas, since 1986. He is also Chairman of the Board of Mercantile Bank and Trust, and is a director of E. W. Blanch Holdings Inc. Mr. Madden is a member of the Compensation and Audit Committees.

     M. JOSEPH MCHUGH, age 59, became a director of the Company in February 1993. Mr. McHugh has served as President and Chief Operating Officer of Triangle Pacific Corp., a manufacturer and distributor of wood flooring and kitchen and bathroom cabinets, since November 1994 and is a director of such company. From 1981 until that time, he served as Senior Executive Vice President and Chief Financial Officer of Triangle Pacific Corp. Mr. McHugh is a member of the Audit Committee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.

DIRECTORS CONTINUING IN OFFICE

                                                                      Year First
                                                                      Became
Name                                                   Age            Director
----------------------------------------               ---            ----------
DIRECTORS SERVING TERMS TO EXPIRE AT THE
1998 ANNUAL MEETING:
Jeffrey D. Cordes (1)                                  39             1995
Christopher N. Baker (1)                               36             1995
Mary R. Silverthorne (2)                               61             1992

DIRECTORS SERVING TERMS TO EXPIRE AT THE
1999 ANNUAL MEETING:
Paul G. Gillease (2)                                   64             1993
Scott E. Shimizu                                       43             1994

----------------------------------------
(1) Member of the Executive Committee
(2) Member of the Compensation Committee

     Each director of the Company serves until the annual meeting of the Company's shareholders for the year in which the term of such nominee's class expires or until his or her successor is elected and qualified. Each outside director is paid an annual fee of $30,000 and $1,000 for each committee meeting attended, plus expenses incurred by them. Directors who are also employees of the Company do not receive compensation as directors.

DIRECTORS SERVING TERMS TO EXPIRE AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS

     JEFFREY D. CORDES has been a director of the Company since May 1995 and was appointed President and Chief Operating Officer in February 1997. Since May 1994 he served as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company. From 1985 until May 1994 he served as Vice President - Administration and Planning of the Company.

     CHRISTOPHER N. BAKER has been a director of the Company since May 1995 and was appointed President of the Manufacturing Division in February 1997. He served as President - Pillowtex Division since February 1995 and as Senior Vice President - Sales & Marketing since January 1993. From 1991 through January 1993, Mr. Baker served as Vice President of Operations of The Company Store, Inc., an apparel and home furnishings catalog merchandiser. From 1985 to 1991, Mr. Baker held various accounting and manufacturing positions with Pillowtex, including Executive Vice President - Manufacturing from 1988 to 1991.

     MARY R. SILVERTHORNE has been a director of the Company since December 1992. Mrs. Silverthorne has for many years been actively involved in charitable and civic activities and is a director of the Retina Foundation of the Southwest (Dallas), the Foundation Fighting Blindness, the North Texas Taping for the Blind and the Assistance League of Dallas. She has not been engaged in business activities during the past five years.

DIRECTORS SERVING TERMS TO EXPIRE AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS:

     PAUL G. GILLEASE, became a director of the Company in October 1993. From 1989 until retiring in late 1993, Mr. Gillease was Vice President and General Manager of DuPont Textiles, a division of E.I. DuPont de Nemours & Company ('DuPont'). Previously, he served in a variety of marketing and business management positions within DuPont. Mr. Gillease is also a director of Galey & Lord, Inc. and Guilford Mills, Inc.

     SCOTT E. SHIMIZU, served as a member of the Board of Directors from May 1994 to May 1995, and was appointed in February 1996 to fill a vacancy thereon. He has been Executive Vice President - Sales & Marketing since December 1992 and has served as Executive Vice President since 1988.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Executive Committee of the Board of Directors is composed of Messrs.
Hansen, Cordes and Baker.   The Executive Committee is authorized to exercise
the powers of the Board of Directors between regular meetings. In 1996, the Executive Committee acted once by unanimous consent.

     The Audit Committee of the Board of Directors is composed of Messrs. Madden and McHugh. The Audit Committee is responsible for reviewing the scope of the independent auditors' examinations of the Company's financial statements and receiving and reviewing their reports. The Audit Committee also meets with the independent auditors, receives recommendations or suggestions for changes in accounting procedures and initiates and supervises any special investigations it may choose to undertake. The Audit Committee met two times during 1996.

     The Compensation Committee of the Board of Directors is composed of Messrs. Gillease and Madden, and Mrs. Silverthorne. The Compensation Committee is principally responsible for determining the nature and amount of compensation for executive officers of the Company. In 1996, the Compensation Committee held two meetings and acted six times by unanimous consent.

     During the year ended December 28, 1996, there were four meetings of the Board of Directors. All directors of the Company attended at least 75% of all meetings of the Board of Directors and each of the committees on which they served.

     The Board of Directors has not appointed a nominating committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely on the Company's review of the copies of such forms it has received during the year, the Company believes that during the fiscal year ended December 28, 1996 all the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements, except that a timely Form 4 was not filed for Paul G. Gillease, a director of the Company, for the purchase of 1,424 shares in May 1996, but a Form 5 was timely filed.

                                  EXECUTIVE OFFICERS

     As of March 10, 1997, the following persons were the executive officers of the Company.

Name                     Age       Position
----------------------   ---       ----------------------------------------
Charles M. Hansen, Jr.   56        Chairman of the Board and
                                   Chief Executive Officer

Jeffrey D. Cordes        39        President and  Chief Operating Officer

Christopher N. Baker     36        President - Manufacturing Division

Kevin M. Finlay          47        President - Sales & Marketing Division

Scott E. Shimizu         43        Executive Vice President - Sales & Marketing

Ronald M. Wehtje         35        Vice President - Corporate Controller

John H. Karnes           36        Vice President - General Counsel

     Information concerning the business experience of each executive officer that is a director is provided under the caption 'Election of Directors.' Information regarding the other executive officers is shown below.

     Ronald M. Wehtje has served as Vice President - Corporate Controller since March of 1996. Previously, and since 1994, he held the position of Division Controller. Mr. Wehtje joined the Company as an Internal Auditor in 1986 and subsequently held positions of increasing responsibility.

     John H. Karnes joined the Company as Vice President - General Counsel in February 1997. Mr. Karnes previously served as Vice President, General Counsel and Corporate Secretary for AMRE, Inc. a holding company engaged in home improvements and franchising, since April 1996. From June 1994 through December 1995, he was Vice President and General Counsel for Pratt Hotel Corporation, a holding company engaged in hotel management and gaming. He served as Deputy General Counsel of Apache Corporation, an oil and gas exploration and production company, from June 1991 to June 1994. Prior to joining Apache, Mr. Karnes practiced law with the law firm of Kirkland & Ellis.

     Kevin M. Finlay joined the Company in March 1997 as President of the Sales & Marketing Division. Previously, and since 1994, Mr. Finlay served as President of the Bedding Division at Fieldcrest Cannon, Inc. He joined Fieldcrest in 1971 and served in a variety of positions of increasing responsibility, including Executive Vice President of Sales, beginning in 1989. Mr. Finlay was further promoted to Corporate Vice President and President of the Blanket Division in 1992.

                              EXECUTIVE COMPENSATION

     Unless the context otherwise requires, references to 1996, 1995, 1994 and 1993 are references to the Company's fiscal years ended December 28, 1996, December 30, 1995, December 31, 1994 and December 31, 1993, respectively.

Summary Compensation Table

     The following table sets forth the compensation paid or accrued for services rendered to the Company for the last three fiscal years to the Company's Chief Executive Officer and the highest compensated executive officers who served as executive officers during 1996 and whose individual total cash compensation exceeded $100,000.

                              SUMMARY COMPENSATION TABLE
                                 Annual Compensation
                                 -------------------

                                                                                                 Long Term
                                                                                                Compensation
                                                                                                 Securities
                                                                      Other Annual               Underlying         All Other
Name and Principal Position   Year      Salary($)      Bonus($)       Compensation($)(1)       Options/SARs(#)     Compensation (2)
---------------------------   ----      ---------      --------       ------------------       ---------------     ----------------
Charles M. Hansen, Jr.
  Chairman of the Board of    1996      $ 750,000      $ 206,054      $    107,389                    -            $    2,250
  Directors and               1995        750,000           -               71,331                    -                   450
  Chief Executive Officer     1994        750,000           -               97,254                    -                   288

Jeffrey D. Cordes             1996        275,000         75,553              -                     10,000                330
  President and Chief         1995        265,000         27,500              -                      5,000                 66
  Operating Officer           1994        203,208           -                 -                      5,000                 66

Christopher N. Baker          1996        275,000        113,330              -                     10,000                330
  President-                  1995        265,000         27,500              -                      5,000                 66
  Manufacturing Division      1994        180,417           -                 -                      5,000                 54

Scott E. Shimizu              1996        275,000         75,553              -                     10,000                510
  Executive Vice President-   1995        245,000         27,500              -                      5,000                102
  Sales & Marketing           1994        209,750           -                 -                       -                   102

Ronald M. Wehtje              1996        111,042         20,000 -                                  12,000                251
  Vice President -            1995         70,875          8,000 -                                    -                    54
  Controller                  1994         60,000          3,000 -                                    -                    54

---------------------------
(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses. Amounts that in the aggregate do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer have been omitted. Detail regarding individual amounts paid that do not exceed 25% of the total of all Other Annual Compensation has not been provided. In 1996, the amount paid to Mr. Hansen included $28,339 and $24,071 for reimbursement of income taxes incurred by Mr. Hansen due as a result of certain benefits received in 1994 and 1996, respectively. In 1995, the amount paid to Mr. Hansen included $20,972 for reimbursement of estimated income taxes paid by Mr. Hansen due as a result of certain benefits received in 1995. In 1994, the amount paid to Mr. Hansen included $28,794 for reimbursement of income taxes paid by Mr. Hansen due as a result of certain benefits paid in 1993.

(2) For Messrs. Hansen, Cordes, Baker, Shimizu and Wehtje, these amounts were paid for the years indicated for group term life insurance.

GRANTS OF STOCK OPTIONS

     The following table sets forth information concerning stock options granted during 1996 by the Company to the executive officers whose names appear in the Summary Compensation Table above. The present values of stock options granted in 1996 are calculated under a Black-Scholes options pricing model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Common Stock (NYSE) on the date of exercise exceeds the exercise price. There is no assurance that the present values of stock options reflected in this table will actually be realized.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              Individual Grants

                         Number of           % of Total
                         Securities          Options/SARs        Exercise
                         Underlying          Granted to          or Base
                         Options/SARs        Employees in        Price          Expiration          Present Value
Name                     Granted(#)(1)       Fiscal Year         ($/Sh)         Date                at Date of Grant (2)
----------------------   -------------       -------------       --------       ----------          --------------------
Charles M. Hansen, Jr.       -                    -                 -               -                       -
Jeffrey D. Cordes          10,000                4.4              12.00         03/24/06                  47,100
Christopher N. Baker       10,000                4.4              12.00         03/24/06                  47,100
Scott E. Shimizu           10,000                4.4              12.00         03/24/06                  47,100
Ronald M. Wehtje           12,000                5.3              12.00         03/24/06                  56,520


(1) Options become exercisable in four 25% increments beginning on the first anniversary date of the grant.

(2) The Black-Scholes options pricing model used to calculate the values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the daily closing market price of the Company's Common Stock, the expected term of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility - 38.82%, expected term - 5 years, interest rate - 5.99% and dividend yield - 1.14%.

Stock Option Exercises and Fiscal Year End Stock Option Value

     Set forth in the table below is information concerning the exercise of stock options and freestanding stock appreciation rights ('SARs') during 1996 and the amount held and the value thereof as of December 28, 1996 by each person named in the Summary Compensation Table.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      OPTION VALUES AT DECEMBER 28, 1996

                                                                    Number of Securities
                                                                   Underlying Unexercised               Value of Unexercised
                                                                       Options/SARs at                  in-the-Money Options/
                                                                         December 28,                    SARs at December 28,
                                                                            1996(#)                            1996($)
                         Shares Acquired        Value            ----------------------------       ----------------------------
Name                     on Exercise (#)     Realized ($)        Exercisable    Unexercisable       Exercisable    Unexercisable
----------------------   ---------------     ------------        -----------    -------------       -----------    -------------
Charles M. Hansen, Jr.          -                 -                   -               -                  -               -
Jeffrey D. Cordes               -                 -                 21,429          22,143             89,291         124,947
Christopher N. Baker            -                 -                 21,429          22,143             89,291         124,947
Scott E. Shimizu                -                 -                 22,679          20,893             97,116         122,772
Ronald M. Wehtje                -                 -                   -             12,000               -             72,000

Pension Plan

     The Company maintains a defined benefit pension plan (the 'Pension Plan') covering substantially all of its employees, other than employees of the Company's Canadian subsidiary, Torfeaco Industries Limited, and other employees subject to collective bargaining agreements. The Company funds the Pension Plan through annual contributions in an amount between the minimum required and the maximum amount that can be deducted for federal income taxes.

     The following table presents certain information concerning annual benefits provided under the Pension Plan.

                                  PENSION PLAN TABLE

                                 Years of Service(1)
--------------------------------------------------------------------------------

Remuneration(2)       15        20        25        30        35
  $125,000         $16,682   $22,242   $27,803   $33,363   $38,924
   150,000          20,432    27,242    34,053    40,863    47,674
   175,000          20,432    27,242    34,053    40,863    47,674
   200,000          20,432    27,242    34,053    40,863    47,674
   225,000          20,432    27,242    34,053    40,863    47,674
   250,000          20,432    27,242    34,053    40,863    47,674
   300,000          20,432    27,242    34,053    40,863    47,674

(1) Estimated credited years of service as of December 28, 1996 for the executive officers named in the Summary Compensation Table are as follows:
     Charles M. Hansen, Jr. - 32 years; Jeffrey D. Cordes - 13 years; Christopher N. Baker - 10 years; Scott E. Shimizu - 15 years; and Ronald M. Wehtje - 10 years.

(2) An employee's compensation for purposes of determining pension benefits is calculated on substantially the same basis as the employee's cash compensation set forth in the Summary Compensation Table, excluding commissions, overtime, bonuses and other compensation disclosed therein. The final average compensation (equal to the highest consecutive five-year average of the participant's compensation in the ten-year period before retirement or termination) of any participant may not exceed $250,000. In addition, the Internal Revenue Service maximum compensation allowed for benefits for the 1996 plan year is $150,000. Therefore, 1996 covered compensation for all employees would be limited to $150,000.

     Benefits under the Pension Plan are integrated with Social Security and are computed as straight life annuities. The benefits shown are not offset by any other Company benefits or by Social Security.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer.

OVERVIEW

     The Compensation Committee, which consists entirely of non-employee directors, administers and oversees all aspects of the Company's executive compensation program and reports its determinations to the Board of Directors. The Compensation Committee has ultimate responsibility for aligning the Company's total compensation program with its business strategy and for assuring that pay delivery programs are effective, responsible and competitive when compared to similarly situated companies. The Compensation Committee retained an executive compensation consultant to assist with the design, implementation and communication of various pay plans and to develop a program that provides a substantial connection between the performance of the Company, increased shareholder value and incentive awards paid to the Company's executives. The Compensation Committee received and implemented selected recommendations of the consultant in 1996.

     The executive compensation program has three primary objectives: to attract and retain quality executives to manage the Company's business; to offer executives appropriate incentives for the accomplishment of the Company's business objectives and strategy; and to encourage stock ownership by executives to enhance mutuality of interest with shareholders, while balancing appropriately the short-term and long-term goals of the Company.

     The Company's executive compensation program consists of five components: base salary, cash bonus, the Pillowtex Corporation 1993 Stock Option Plan (the 'Stock Option Plan'), the Pension Plan and the Pillowtex Corporation 401(k) Plan, which in combination address the objectives described above.

     BASE SALARY    Base salary, the first element of executive compensation, is intended to be competitive with that paid by comparable companies and is also intended to reflect the Compensation Committee's consideration of an officer's experience, business judgment and role in developing and implementing the overall business strategy for the Company. The Compensation Committee reviews the base salaries of all executive officers and determines adjustments to those salaries based on the performance of each executive officer and the comparison salaries of a group of peer companies.

     CASH BONUS     Prior to 1997, cash bonuses were granted to the Company's
executives at the discretion of the Compensation Committee, after consideration of the recommendations of the Company's Chief Executive Officer. Cash bonuses, when awarded, reflected the Compensation Committee's assessment of executives' performance and the Company's results over the period considered by the Compensation Committee. Beginning in 1997, bonuses will, subject to shareholder approval of the plan at the Annual Meeting, be determined and paid under the Management Incentive Plan, discussed below under the caption 'Management Incentive Plan.'

     STOCK OPTION PLAN   The Company's long-term compensation philosophy
provides that long-term incentives should be related to improvement in shareholder value, thereby creating a mutuality of interests between key executives and shareholders. In furtherance of this objective, the Company has in place the Stock Option Plan under which nonqualified and incentive stock options can be awarded. Periodically, options have been awarded to motivate and retain executives and key personnel, to maximize long-term financial results and improve shareholder value, and to encourage executives and key personnel to build ownership interests in the Company.

     PENSION PLAN   The Pension Plan provides retirement benefits to executives and other employees of the Company. The Pension Plan furthers the Company's objective of retaining quality executives by relating benefits under the Pension Plan to the executive's length of service to the Company.

     401(k) PLAN    The Company's 401(k) Plan also helps the Company to attract and retain quality executives by allowing participants to defer taxes on portions of their compensation, as well as income from such amounts. Under the 401(k) Plan, the Company, at its discretion, may make contributions on behalf of participating executives. A participant's percentage ownership in amounts contributed by the Company increases over the participant's period of service to the Company, so that a participant becomes fully vested after six years. For the plan year beginning January 1, 1996, executives of the Company, including all executives whose names appear in the Summary Compensation Table above, who constitute highly compensated employees, were not eligible to receive Company matching contributions.

CEO COMPENSATION

     Pursuant to an employment agreement with Mr. Hansen, effective January 1, 1993 (prior to the establishment of the Compensation Committee), the fiscal year 1996 base salary for Mr. Hansen, the Company's Chairman of the Board and Chief Executive Officer, was established at $750,000. In its discretion, the Compensation Committee may also award bonuses to Mr. Hansen. For 1996, the Compensation Committee awarded a bonus of $206,054 to Mr. Hansen which is payable in 1997. Mr. Hansen will participate in the Company's Management Incentive Plan or, failing shareholder approval of the Management Incentive Plan, in the Compensation Committee's discretionary bonus plan.

GENERAL

     Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation paid to the Company's Chief Executive Officer and four other most highly compensated officers to $1 million, subject to an exception for qualified 'performance-based' compensation. It is the policy of the Compensation Committee to attempt to preserve the deductibility of all executive compensation by structuring all compensation that could exceed $1.0 million as performance-based compensation to the extent practicable and in the best interest of the shareholders. Bonuses paid out under the Company's historical discretionary bonus plan do not qualify as performance-based compensation and would not be deductible to the extent that the bonuses, when aggregated with cash salaries and other nonperformance-based payments, exceed the $1.0 million limitation. Beginning in 1997, Charles M. Hansen, Jr., the Company's Chief Executive Officer, will participate in the Company's bonus programs and, depending on the Company's financial performance, could receive bonus compensation which would not be fully deductible under Section 162(m) if awarded under the discretionary program. To accommodate this situation, the Board of Directors is soliciting shareholder approval of the Pillowtex Corporation Management Incentive Plan which is intended to qualify as a performance-based compensation plan. Subject to shareholder approval, executive officers of the Company will participate in the incentive plan in lieu of the Company's discretionary bonus plan. In the event the incentive plan does not receive the requisite shareholder approval, the Compensation Committee will not award bonuses to the Company's executive officers for 1997.

                                             The Compensation Committee

                                             Paul G. Gillease
                                             William B. Madden
                                             Mary R. Silverthorne

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Mr. Hansen, effective January 1, 1993, pursuant to which the Company agreed to employ Mr. Hansen as its Chairman of the Board, President and Chief Executive Officer until December 31, 1999. Pursuant to the agreement, Mr. Hansen receives a base salary of $750,000 per year, subject to such increases as the Compensation Committee of the Board of Directors may determine. In addition, Mr. Hansen is entitled to bonuses at the discretion of the Compensation Committee, life insurance benefiting his designees in the amount of $3.0 million and disability payments equal to 60% of his base salary at the time of disability for the longer of five years or the remaining term of his employment agreement. If Mr. Hansen is terminated other than as permitted by the employment agreement, he will be entitled to an immediate payment equal to his compensation for the remainder of the term on a 'grossed up' basis to reimburse him for the income taxes on such payment. Mr. Hansen is also entitled to an annual 'gross up' payment to reimburse him for income taxes due arising out of certain fringe benefits received from the Company.

     The employment agreement permits the Company to terminate Mr. Hansen without further compensation for, among other things, courses of conduct that demonstrably affect the Company's reputation in a materially adverse manner, provided Mr. Hansen first has the opportunity to terminate the conduct after receiving notice. The employment agreement also contains a provision prohibiting Mr. Hansen from competing with the Company during the term of the employment agreement and for a period of one year thereafter.

     Pursuant to an amendment to the employment agreement, dated July 26, 1993, the $3.0 million term life insurance coverage provided to Mr. Hansen was changed to an equal amount of split dollar life insurance. Under the terms of a Split Dollar Life Insurance Agreement between the Company and Mr. Hansen, dated July 26, 1993, the Company agreed to maintain the premium payments that would have been payable by the Company had the term life insurance remained in effect, and to loan to Mr. Hansen the balance of the premiums as they become due. Amounts loaned to Mr. Hansen in connection with these premium payments are evidenced by Mr. Hansen's Promissory Note to the Company, and bear interest quarterly, at a floating annual interest rate equal to the greater of the federal mid-term interest rate as published by the Internal Revenue Service or the lowest rate at which the Company could borrow funds under its bank loan agreements. As of December 28, 1996, the amount outstanding under the promissory note was $176,973. The promissory note is due August 5, 2003, or such earlier date as may be required pursuant to the terms of the Split Dollar Life Insurance Agreement. Mr. Hansen has executed an assignment of the split dollar life insurance policy in favor of the Company as security for payment of amounts loaned to Mr. Hansen in connection therewith.

     The Company also entered into employment agreements with three other executive officers. The Company agreed, effective September 1, 1995 to employ:
Jeffrey D. Cordes as Executive Vice President and Chief Financial Officer; Christopher N. Baker as President - Pillowtex Division and Scott E. Shimizu as Executive Vice President - Sales. Each agreement extends through September 1, 1998, and thereafter automatically extends for consecutive one-year periods. Under each agreement, the officer receives a base salary of $275,000 per year, and is entitled to bonuses of not more than 50% of his annual base salary as determined solely at the discretion of the Compensation Committee. Each of these agreements permits the Company to terminate the officer without further compensation for, among other things, willful and continued failure to perform his duties or the willful engagement in conduct which is demonstrably and materially injurious to the Company, provided he first has the opportunity to terminate the conduct after receiving notice. In addition, each agreement also contains provisions prohibiting the executive officer from competing with the Company during the term of his agreement and for an additional period of up to 18 months. In connection with each such employment agreement, the Company has granted each of these executive officers SARs relating to all options granted under the Company's stock option plan that are held by such officers in the event of a change of control. Effective February 17, 1997, the Company appointed Mr. Cordes as President and Chief Operating Officer of the Company and increased his base salary to $400,000 per year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists entirely of non-employee directors. The members of the Board of Directors who served on the Compensation Committee during 1996 were Messrs. Gillease and Madden and Mrs. Silverthorne.

     Charles M. Hansen, Jr. has served on the board of directors of Triangle Pacific Corp. since 1992 and currently serves on its compensation committee. M. Joseph McHugh is a director and executive officer of Triangle Pacific Corp. and was elected as a director of the Company in February 1993. Except as described above, no executive officer of the Company serves as a member of the compensation committee or other board committee performing similar functions of any other entity.

     In February 1996, the Company entered into an agreement with Paul G. Gillease, a director of the Company, to provide management consulting services to the Company. The agreement provides for a monthly consulting fee of $9,000 and reimbursement of travel expenses, and is cancelable by the Company or Mr. Gillease upon 90 days notice.

STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph set forth below compares the cumulative total shareholder return on the Common Stock of the Company for the period from March 17, 1993, the date of the Company's initial public offering, to December 28, 1996, with the cumulative total return on the Standard and Poor's 500 Stock Index and a peer group over the same period. The comparison assumes that $100 was invested on March 17, 1993 in the Company's Common Stock, the Standard & Poor's 500 Index and the peer group, and assumes reinvestment of dividends and distributions.

                        Comparison of Cumulative Total Return
                             Among Pillowtex Corporation,
                          Standard & Poor's 500 Stock Index
                                 and a Peer Group (1)



                          MARCH   DECEMBER  DECEMBER  DECEMBER  DECEMBER
NAME                       1993     1993      1994      1995      1996
---------------------    -------  --------  --------  --------  --------
Pillowtex Corporation     100.00    136.13    65.55     78.47    123.30
Standard & Poor's 500     100.00    105.47   106.86    147.02    180.78
Peer Group                100.00    112.31    80.35     83.55     83.05


---------------------
(1) The peer group selected by the Company includes Shaw Industries, Inc., Fieldcrest Cannon, Inc., Springs Industries, Inc., Thomaston Mills, Inc., Kellwood Company, Guilford Mills, Inc., Burlington Industries, Inc., WestPoint Stevens Inc., Crown Crafts, Inc., Culp, Inc., Cone Mills Corporation, Delta Woodside Industries, Inc. and Dixie Yarns, Inc.

                          APPROVAL OF PILLOWTEX CORPORATION
                   1993 STOCK OPTION PLAN, AS AMENDED AND RESTATED

BACKGROUND

     The Company's 1993 Stock Option Plan (as previously amended, the '1993 Stock Option Plan') was originally adopted by the Company in 1993 and was approved by shareholders at the Company's 1993 Annual Meeting of Shareholders. The purpose of the 1993 Stock Option Plan is to provide key employees and non-employee directors with a proprietary interest in the Company through the granting of options in order to (i) increase the interest of the key employees and non-employee directors in the Company's welfare, (ii) furnish an incentive to the key employees and non-employee directors to continue their services for the Company, and (iii) attract the best available talent for the Company.

AMENDMENTS TO COMPLY WITH SECTION 162(m)

     The Board of Directors is soliciting shareholder approval of the 1993 Stock Option Plan, as amended and restated (as so amended and restated, the 'Restated 1993 Plan'), in order to qualify the plan as a 'performance-based' compensation plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). Section 162(m) limits the deductibility of annual compensation paid to each of the Company's Chief Executive Officer and four other most highly compensated officers to $1.0 million, subject to an exception for qualified 'performance-based' compensation. Subject to shareholder approval of the Restated 1993 Plan, compensation received under the plan by the foregoing officers will be fully deductible for federal income tax purposes.

     In order to qualify the 1993 Stock Option Plan as performance based under
Section 162(m) of the Code, the plan must state a maximum number of shares with respect to which options may be granted to any one participant during a specified period. Accordingly, subject to approval by the Company's shareholders, the Restated 1993 Plan will provide that no participant may be granted options to purchase more than 100,000 shares in any fiscal year of the Company, subject to adjustment in certain circumstances to prevent dilution or enlargement of the participant's rights.

     In addition, in order for grants or awards under the 1993 Stock Option Plan to qualify as performance-based compensation, the grants or awards must be made and administered by a committee composed entirely of 'outside directors' within the meaning of Section 162(m) of the Code and the applicable regulations. Accordingly, subject to approval by the Company's shareholders, the Restated 1993 Plan will provide that all grants, awards and other actions with respect to compensation intended to comply with the requirements of Section 162(m) of the Code will be made or taken by a committee of the Board of Directors composed exclusively of 'outside directors' within the meaning of Section 162(m). The amendment also clarifies that other grants or awards under the plan may be made and administered by the Board of Directors.

CERTAIN ADDITIONAL AMENDMENTS

     To further the objectives of the 1993 Stock Option Plan, subject to approval by the Company's shareholders, the plan will be amended to (i) increase the maximum number of shares of Common Stock available for issuance thereunder by 300,000, to an aggregate limit of 1,500,000 shares, (ii) delete a limitation on the frequency of plan amendments, since this limitation is no longer required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) delete certain superfluous provisions relating only to the initial grants under the plan which are no longer in effect.

     Approval of the Restated 1993 Plan will be deemed an approval of the amendments described herein, and no further action will be necessary to make such amendments effective.

SUMMARY OF THE RESTATED 1993 PLAN

     Under the Restated 1993 Plan, options to purchase shares of Common Stock ('Options') may be granted to key employees and non-employee directors of the Company and its subsidiaries (approximately 50 persons in the aggregate at the date of this Proxy Statement). Options may not be transferred other than by will or by the laws of descent and distribution.

     As of March 10, 1997, 406,637 shares of Common Stock that were not the subject of outstanding Options remained available for issuance under the 1993 Stock Option Plan. Upon the effectiveness of the amendments described herein, the total number of shares of Common Stock available for issuance under the Restated 1993 Plan will be 706,637.

     SARs may be issued under the Restated 1993 Plan in connection with grants of Options. A SAR entitles the optionee to receive, without payment to the Company, the aggregate fair market value per share of Common Stock with respect to which such SAR is being exercised, less the aggregate exercise price of such shares as provided in the related Option.

     Option grants may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as set forth therein. However, the exercise price of Options may not be less than 100% of the fair market value per share of Common Stock on the date the Option is granted, and no Option may terminate later than 10 years from the date it is granted.

     Options granted under the Restated 1993 Plan may be incentive stock options ('ISOs') or nonqualified stock options, except that no ISO may be granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or its parent or subsidiaries unless the exercise price is at least 110% of the fair market value of the Common Stock at the time of grant and the ISO is not exercisable for more than five years from the date of grant.

     There is no limit on the fair market value of ISOs that may be granted to an employee in any calendar year, but no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An ISO (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable. ISOs may not be granted to non-employee directors.

     Full payment for shares purchased upon exercising an Option may be made in cash or by check or, if so provided in the applicable grant, by tendering shares of Common Stock at the fair market value per share at the time of exercise, or on such other terms as are provided in the applicable grant. The Restated 1993 Plan will not require that a participant hold shares received upon the exercise of an Option with the exercise price therefore being paid in shares of Common Stock, including shares acquired as a result of prior exercises of Options.

     Unless sooner terminated by action of the Board of Directors, the Restated 1993 Plan will terminate in February 2003, and no options may thereafter be granted under the plan.

     Except to the extent the Board of Directors by resolution exercises the administrative authority under the plan, all grants, awards and other actions with respect to Options or SARs intended to comply with the requirements of
Section 162(m) of the Code will be made or taken by a committee composed exclusively of 'outside directors' within the meaning of Section 162(m).

     The foregoing discussion of the material provisions of the Restated 1993 Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. The Restated 1993 Plan is subject to further amendment from time to time by the Board of Directors, except that no amendment that would (i) materially increase the benefits accruing to participants under the plan, (ii) materially increase the number of shares of Common Stock that may be issued under the plan, or (iii) materially modify the requirements of eligibility for participation in the plan could be effected without the approval of the shareholders of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     Options granted under the Restated 1993 Plan may be Options that are intended to qualify as ISOs or nonqualified stock options that are not intended to so qualify. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the exercise price of the Option. If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Common Stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares of Common Stock received are equal in fair market value to the shares of Common Stock surrendered. An optionee's tax basis in shares acquired upon the exercise of nonqualified stock options is equal to the exercise price plus any amount treated as ordinary income.

     ISOs normally will not result in any taxable income to the optionee at the time of grant. If certain requirements are met, the excess of the net selling price over the adjusted basis of the shares of Common Stock received upon exercise (the 'ISO Shares') will be characterized as a capital gain rather than as ordinary income, and will not be taxed at the time of exercise but only upon the sale of such shares. However, the excess of the fair market value of ISO Shares over the amount paid upon the exercise of the related ISO is a tax preference item that is potentially subject to the alternative minimum tax. No deduction is available to the employer of an optionee upon the optionee's exercise of an ISO nor upon the sale or exchange of ISO Shares if the holding period requirements for ISO Shares and the statutory employment requirement are satisfied by the holder of the ISO Shares.

     In general, the grant of a SAR will not produce taxable income to the recipient. When a participant exercises a SAR, the participant recognizes ordinary income in an amount equal to any cash received plus the fair market value at the exercise date of any shares of Common Stock received.

     To the extent that a participant in the Restated 1993 Plan recognizes ordinary income in the circumstances described above, the Company or a subsidiary, as the case may be, would be entitled to a corresponding deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (ii) the deduction is not disallowed pursuant to Section 162(m) of the Code, and (iii) certain statutory provisions relating to so-called 'excess parachute payments' do not apply.

     The foregoing summary of the federal income tax consequences of the Restated 1993 Plan is not comprehensive and is based on current income tax laws, regulations and rulings.

GRANTS UNDER THE 1993 STOCK OPTION PLAN

     The following table sets forth the number of shares of Common Stock underlying Options and SARs granted to certain persons under the 1993 Stock Option Plan from the date of the original adoption of the plan through the date of this Proxy Statement. No determination has been made with respect to any specific Options that may be granted under the Restated 1993 Plan after the date of this Proxy Statement. As of March 10, 1997, the per share closing price of the Common Stock as reported by the New York Stock Exchange was $17 5/8.

                                                Number of Shares
Name and Position                            Underlying Options/SARs
----------------------------------------     -----------------------
Charles M. Hansen, Jr.                                  -0-
Chairman and Chief Executive Officer;
Director Nominee

Jeffrey D. Cordes                                      65,572
President and Chief Operating Officer

Christopher N. Baker                                   65,572
President - Manufacturing Division

Scott E. Shimizu                                       65,572
Executive Vice President -
Sales & Marketing

Ronald M. Wehtje                                       22,000
Vice President - Controller

William B. Madden                                       3,572
Director Nominee

M. Joseph McHugh                                        3,572
Director Nominee

Current executive officers as a group                 234,716

Current directors that are not executive
  officers as a group                                  10,716

All employees including all current
  officers who are not executive
  officers, as a group                                520,434


     Neither the approval of the Restated 1993 Plan, nor the failure of the Restated 1993 Plan to be so approved, will have any effect on the Options or SARs outstanding under the 1993 Stock Option Plan at the time of the meeting. However, if the Restated 1993 Plan is not approved at the meeting, no additional grants of Options or SARs will be made pursuant to the 1993 Stock Option Plan.

RECOMMENDATION

     Approval of the Restated 1993 Plan requires the affirmative vote of a majority of the votes cast at the meeting with respect to the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE RESTATED 1993 PLAN.



             APPROVAL OF PILLOWTEX CORPORATION MANAGEMENT INCENTIVE PLAN

BACKGROUND

     The Company's executive compensation program has historically included a cash bonus component intended to provide executives with an additional incentive to strive toward achieving extraordinary personal and company performance. Historically, bonuses have been paid out at the discretion of the Compensation Committee based upon its assessment of management's performance and the Company's results during the period under consideration.

     The Board of Directors, based upon the recommendation of the Compensation Committee, is soliciting shareholder approval of the Pillowtex Corporation Management Incentive Plan (the 'Incentive Plan') under which the Company's executive officers and other key employees would be eligible to earn annual performance-based bonuses based upon their achievement of predetermined performance goals. The purpose of the Incentive Plan is to perpetuate the Company's continued growth and profitability by attracting and retaining highly competent, motivated key personnel while correlating a substantial portion of management's total compensation to management's achievement of measurable performance goals designed to increase stockholder value. The Incentive Plan is intended to provide a more objective and structured approach to awarding management performance bonuses, thereby providing more effective incentives for extraordinary performance, as well as more clearly correlating management's bonus compensation to tangible financial results. At the same time, the Incentive Plan is intended to provide the Company with the flexibility to tailor performance goals and to address each year's specific financial or operational challenges and objectives.

     All bonuses under the plan are designed to be 'performance based' within the meaning of Section 162(m) of the Code and to be exempt from the limitations on deductibility under Section 162(m) of the Code. Under Section 162(m) of the Code, the Company's payment of discretionary bonuses in accordance with its historical practices will be deductible only to the extent that the recipient's cash compensation, including bonuses, does not exceed $1.0 million during any year.

SUMMARY OF THE INCENTIVE PLAN

     Participation in the Incentive Plan will be limited to those senior executive officers and other key employees of the Company designated from time to time by the Compensation Committee.

     Participants in the Incentive Plan will participate at prescribed levels expressed as a percentage of each participant's base salary in effect ('Bonus Opportunity Levels'). Bonus Opportunity Levels will be established by a committee of the Board of Directors composed entirely of 'outside directors,' within the meaning of Section 162(m) of the Code, on or before April 1 of each plan year and will range from a minimum of 25% of a participant's base salary to a maximum of 75%. Six persons are currently eligible to participate in the plan for the 1997 plan year.

     Participants in the Incentive Plan will be eligible to receive a bonus based upon management's level of achievement of performance goals approved in advance by the committee of 'outside directors.' Bonuses will range from zero, in the event management fails to achieve the minimum target performance objective prescribed for the year, to a maximum of 200% of the participants' Bonus Opportunity Levels for management's achievement of the most ambitious target performance objective. The nature of performance goals will relate to one or more of the following criteria: (i) earnings; (ii) return on equity;
(iii) sales; (iv) cost reduction; (v) debt reduction; (vi) gross margin; (vii) cash flow, or (viii) stock price appreciation. No discretionary bonuses may be paid under the Incentive Plan. No bonus under the Incentive Plan will exceed the lesser of (i) $750,000 or (ii) 200% of the applicable Bonus Opportunity Level with respect to the participant's base salary in effect as of the first day of the calendar year for which the bonus is granted.

     The committee of 'outside directors' will have complete authority and discretion to approve performance goals under the Incentive Plan and to certify as to their achievement.

     The foregoing discussion of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix B to this Proxy Statement and incorporated herein by reference. The Incentive Plan is subject to amendment from time to time by the Compensation Committee, except that no amendment may be made with respect to performance goals or which would otherwise provide for the payment of discretionary bonuses.

COMPARISON OF BENEFITS

     The amount of bonuses which would be paid out under the Incentive Plan (if it is approved by the Company's shareholders at the meeting) for 1997 are not presently determinable. The following table compares, solely for illustrative purposes, the amount of bonuses actually paid to the individuals and groups set forth below for 1996 and the amount of bonuses that would have been paid out to the same group under the Incentive Plan if the Incentive Plan had been in effect during the year with the same performance goals as those pre-determined to apply to 1997.

                                  NEW PLAN BENEFITS
                   Pillowtex Corporation Management Incentive Plan

                                                            Hypothetical 1996
                                                               Bonus Under
Name and Position                            1996 Bonus      Incentive Plan
--------------------------------------       ----------     -----------------
Charles M. Hansen, Jr.                        $206,054           $187,500
 Chairman and
 Chief Executive Officer

Jeffrey D. Cordes                               75,553             68,750
 President and
 Chief Operating Officer

Christopher N. Baker                           113,330             68,750
 President -
 Manufacturing Division

Scott E. Shimizu                                75,553             68,750
 Executive Vice President -
 Sales & Marketing

Ronald M. Wehtje                                20,000              -0-
 Vice President -
 Controller

Current executive officers                     490,490            513,750

All employees other than current                 -0-                -0-
 executive officers


     Neither the approval of the Incentive Plan nor the failure of the Incentive Plan to be so approved will have any effect on discretionary bonuses awarded prior to the meeting. However, if the Incentive Plan is not approved by shareholders at the meeting, no bonuses will be paid to the Company's executive officers for 1997.

RECOMMENDATION

     Approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast at the meeting with respect to the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE INCENTIVE PLAN.

                                 INDEPENDENT AUDITORS


     The Board of Directors has selected the firm of KPMG Peat Marwick LLP as the Company's independent auditors for 1997. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1986. A representative of such firm is expected to be present at the Annual Meeting of Shareholders and will be available to answer questions and will be afforded an opportunity to make a statement if desired.

                                SHAREHOLDER PROPOSALS

     Any proposals from shareholders to be presented for consideration for inclusion in the proxy material in connection with the 1998 Annual Meeting of Shareholders of the Company must be submitted in accordance with the rules of the Securities and Exchange Commission and received by the Secretary of the Company at the Company's principal executive offices no later than the close of business on November 29, 1997.

                                    OTHER MATTERS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. Costs of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview and telephone by directors, officers and employees of the Company. Arrangements have also been made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationships and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

     The Annual Report to Shareholders of the Company for the fiscal year ended December 28, 1996, which includes financial statements and accompanies this Proxy Statement, does not form any part of the material for the solicitation of proxies.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ Charles M. Hansen, Jr.
                                             ----------------------------------
                                             Charles M. Hansen, Jr.
                                             Chairman of the Board
                                             and Chief Executive Officer

                                      APPENDIX A

                                PILLOWTEX CORPORATION
                                1993 STOCK OPTION PLAN

            (As Restated to Incorporate Amendments Through March 17, 1997)


                                     INTRODUCTION

     Pillowtex Corporation, a Texas corporation (the 'Company'), established the Pillowtex Corporation 1993 Stock Option Plan (the 'Plan') effective February 17, 1993, and has restated the Plan to incorporate amendments through March 17, 1997, subject to shareholder approval.

     1. PURPOSE. The purpose of the Plan is to provide key employees and non-employee directors with a proprietary interest in the Company through the granting of options which will:

          (a) increase the interest of the key employees and non-employee directors in the Company's welfare;

          (b) furnish an incentive to the key employees and non-employee directors to continue their services for the Company; and

          (c) provide a means through which the Company may attract able persons to enter its employ or serve on its Board of Directors.

     2.   ADMINISTRATION.  The Plan shall be administered by the Committee.

     3. PARTICIPANTS. The Committee shall, from time to time, select the particular key employees or non-employee directors of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan. For purposes of the Plan, 'key employees' are those officers and employees whose performance and responsibilities are determined by the Committee to be influential to the success of the Company.

     4. STOCK OWNERSHIP LIMITATION. No Incentive Option may be granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the Incentive Option is granted and the Incentive Option is not exercisable more than five years from the date it is granted.

     5. SHARES SUBJECT TO PLAN. The shares of Common Stock of the Company which may be issued under the Plan will not exceed in the aggregate 1,500,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan.

     6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which an employee is first eligible to purchase in any calendar year by exercise of Incentive Options granted under this Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an Incentive Option (or an installment thereof) shall be counted against the $100,000 annual limitation for an employee only for the calendar year such stock is first purchasable under the terms of the option. No participant under this Plan shall be issued in any calendar year options to acquire in excess of 100,000 shares of Common Stock, as such number may be adjusted to reflect any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company.

     7. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to employees and non-employee directors of the Company or its Subsidiaries. The grant of an option to an employee or non-employee director shall not be deemed either to entitle the employee or non-employee director to, or to disqualify the employee or non-employee director from, participation in any other grant of options under the Plan.

     8. GRANT OF OPTIONS/SARs. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that any option that is intended to be an Incentive Option will comply with Section 422 of the Internal Revenue
Code of 1986, as amended (the 'Code'). The Company shall execute stock option agreements upon instructions from the Committee. A stock option agreement may provide that the optionholder may request approval from the Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

     The Committee may also from time to time authorize grants to any participant of stock appreciation rights ('SARs') in tandem with stock options upon such terms and conditions as it may determine in accordance with this
Section 8. A SAR will be a right of the participant to receive from the Company upon exercise an amount which will be determined by the Committee at the date of grant and will be expressed as a percentage (not exceeding 100%) of the spread. For purposes of the Plan, the term 'spread' means the excess of the fair market value per share on the date the SAR is exercised over the option price provided for in the related stock option. Each grant of SARs will specify a required period of continuous service by the participant with the Company or a Subsidiary before the SARs or installments thereof will become exercisable, and will provide that no SAR may be exercised except at a time when the spread is positive and the related stock option is also exercisable. Each grant of a SAR will be evidenced by an agreement which will describe the SAR, identify the stock option granted in tandem with such SAR, state that such SAR is subject to all the terms and conditions of the Plan, and contain such other terms and provisions, consistent with the Plan, as the Committee may approve.

     9. OPTION PRICE. The option price of each option granted under the Plan shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted.

     10. OPTION PERIOD. The Option Period for options will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than ten years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or directorship or any other reason.

     11. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant's death or disability, (i) in the case of death, by the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, or (ii) in the case of disability, by participant or his personal representative, provided the option is exercised prior to the date of its expiration or 180 days from the date of the participant's death or disability, whichever first occurs.

     12. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check or, if the option agreement so permits, by tendering shares of Common Stock at the fair market value per share at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefore has been made, and a participant will have none of the rights of a shareholder until shares are issued to him.

     13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

     14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

     15. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant.

     16. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

     17. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the shareholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the shareholders of the Company.

     18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any officer, employee or non-employee director any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

     19. TERM. Unless sooner terminated by action of the Board, this Plan will terminate on February 16, 2003. The Committee may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

     20. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

          (a)  'Board' means the Board of Directors of the Company.

          (b) 'Committee' means the committee of the Board appointed by the Board to administer the Plan. In addition, to the extent that the Board by resolution exercises powers or duties allocated under the Plan to the Committee, the term 'Committee' means the
               Board. Notwithstanding any provision of the Plan to the contrary, all actions with respect to awards under the Plan that are intended to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be taken by the committee appointed by the Board satisfying the requirements of Section 162(m).

          (c) 'Common Stock' means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

          (d)  'Company' means Pillowtex Corporation, a Texas corporation.

          (e) 'Incentive Option' means an option granted under the Plan which meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

          (f) 'Nonqualified Option' means an option granted under the Plan which is not intended to be an Incentive Option.

          (g) 'Option Period' means the period during which an option may be exercised.

          (h) 'Parent' means any entity with respect to which the Company is a Subsidiary.

          (i) 'Plan' means this Stock Option Plan, as amended from time to time.

          (j) 'Subsidiary' means any entity (i) which is taxable as a corporation for federal income taxes and (ii) in which the Company owns directly or indirectly through one or more intermediate subsidiaries 50% or more of the total combined voting power of all classes of stock with respect to the election of directors.

                                      APPENDIX B


                                PILLOWTEX CORPORATION
                              MANAGEMENT INCENTIVE PLAN

                                      ARTICLE I
                                       Purpose

The purpose of the Pillowtex Corporation Management Incentive Plan (the 'Incentive Plan') is to perpetuate Pillowtex Corporation's (the 'Company') continued growth and profitability by attracting and retaining highly competent, motivated key personnel while correlating a substantial portion of management's total compensation to management's achievement of measurable performance goals designed to increase stockholder value. This Incentive Plan achieves this two-fold purpose by providing an annual incentive compensation opportunity to key Company personnel who have a direct impact on, and responsibility for the Company's successful operating results and financial condition.

As described below, this Incentive Plan allows participants to earn an annual incentive bonus in an amount equal to their individual Bonus Opportunity Levels multiplied by a prescribed Achievement Pay-out Factor corresponding to their achievement of defined Performance Goals approved in advance by the plan's Administrative Committee.

                                      ARTICLE II
                                    Participation

Participation in this Incentive Plan will be limited to those senior executive officers and other key employees of the Company designated from time to time by the Compensation Committee (the 'Compensation Committee') of the Company's Board of Directors.

                                     ARTICLE III
                               Bonus Opportunity Levels

Participants in this Incentive Plan will participate at prescribed 'Bonus Opportunity Levels' expressed as a percentage of each participant's base salary. Bonus Opportunity Levels will be established on or before March 1 of each plan year and will range from a minimum of 25% of a participant's base salary to a maximum of 75%.

                                      ARTICLE IV
                                  Performance Goals

Proposed Performance Goals applicable to each plan year will be recommended to the Administrative Committee by the Compensation Committee on or before March 1 of the year. Upon review of the proposed Performance Goals for a plan year, the Administrative Committee will approve or disapprove the goals in writing on or before April 1 of the year.

Performance Goals shall be based upon one or more Business Criteria and defined in progressive levels of Target Performance Objectives with corresponding Achievement Pay-Out Factors. The nature of Performance Goals shall relate to one or more of the following Business Criteria as proposed by the Compensation Committee and approved by the Administrative Committee: (i) earnings; (ii) return on equity; (iii) sales; (iv) cost reduction; (v) debt reduction; (vi) gross margin; (vii) cash flow, or (viii) stock price appreciation.

Achievement Pay-out Factors shall be expressed as a percentage of the participants' Bonus Opportunity Levels. Achievement Pay-out Factors shall range from zero in the event management fails to achieve the threshold Target Performance Objective prescribed in the Performance Goals for the year, to a minimum of 100% of the participants' Bonus Opportunity Levels for management's achievement of an appropriate Target Bonus Objective. Achievement Pay-Out

Factors of up to 200% of the participants' Bonus Opportunity Levels may be established corresponding to exceptionally ambitious Target Performance Objectives.

All Target Performance Objectives must be quantified and the achievement of all objectives must be susceptible to objective verification. Bonuses may be paid under this Incentive Plan only after the Administrative Committee has certified in writing as to the achievement of the appropriate Target Performance Objective. No discretionary bonuses may be paid under this Incentive Plan.

Notwithstanding anything in this Incentive Plan to the contrary, no participant in this Incentive Plan shall be entitled to receive a bonus with respect to any plan year in excess of $750,000.

                                      ARTICLE V
                                Additional Provisions

SHAREHOLDER APPORVAL. This Incentive Plan is subject to approval of the shareholders of the Company at the Company's 1997 Annual Meeting of Stockholders.

ADMINISTRATION. The Administrative Committee shall be comprised of two or more members of the Company's Board of Directors meeting the definitional requirements of 'outside directors' set forth from time to time in Regulations promulgated under Section 162(m) of the Internal Revenue Code. The Administrative Committee shall have complete authority and discretion to approve and administer Performance Goals under the Incentive Plan and to certify as to their achievement. All other aspects of the administration of this Incentive Plan shall be the responsibility of the Compensation Committee. All decisions made by the Administrative Committee with respect to pre-establishing performance goals and certifying their achievement shall be final and binding.

PAYMENT AND DEFERRAL. Bonuses under this Incentive Plan with respect to any plan year will be paid in cash within 90 days after the end of the plan year, less all withholdings and deductions required by law. With the consent of the Administrative Committee, participants may elect to voluntarily defer all or a portion of their bonuses prior to commencement of the plan year in which the deferral will take effect.

EMPLOYEE TERMINATION. If a participant's employment with the Company terminates before the end of a plan year due to the participant's death, disability or retirement, such participant (or the participant's estate of successor) shall be entitled to receive a bonus under this Incentive Plan based on the achievement of the performance goals over the entire plan year pro-rated based on the number of days of the plan year which the participant actually worked during the year. If a participant's employment with the Company terminates before the end of a plan year due to any reason other than the participant's death, disability or retirement, then the Compensation Committee shall have the sole discretion to determine whether and to what extent the participant shall be eligible to receive a bonus under this Incentive Plan for the partial year, but in no event may the compensation payable upon the achievement of any Performance Goal be increased.

AMENDMENT. The Compensation Committee may amend or modify this Incentive Plan from time to time without further approval by the shareholders provided that no amendments or modifications may be made with respect to performance goals or which would otherwise provide for the payment of discretionary bonuses.

NEWLY HIRED PARTICIPANTS. Newly hired participants will be eligible to receive a bonus under this Incentive Plan for the partial plan year in which they commenced their employment on a pro-rated basis based on number of days worked during the year.

BASE SALARY RATE. In the event a participant's base salary fluctuates during any plan year, the participant's Bonus Opportunity Level applicable for the year shall be determined by reference to a weighted average of the participant's base salaries for the year.

                                  *       *       *

                                PILLOWTEX CORPORATION

               PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 8, 1997


     The undersigned (1) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Pillowtex Corporation, a Texas corporation (the 'Company'), to be held on Thursday, May 8, 1997, at 9:00 a.m., Dallas time, at the Company's corporate headquarters, 4111 Mint Way, Dallas, Texas 75237, and the Proxy Statement in connection therewith; and (2) appoints Charles M. Hansen, Jr. and Jeffrey D. Cordes and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that this proxy be voted as indicated on the reverse side.

     This proxy when properly executed will be voted in the manner directed. Unless otherwise marked, this proxy will be voted FOR the election as directors of the persons named on the reverse side hereof, FOR approval of the Pillowtex Corporation 1993 Stock Option Plan, as amended and restated, and FOR approval of the Pillowtex Corporation Management Incentive Plan.

     If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

/X/ Please mark your vote as indicated in this example

     ------
     COMMON

1.   Election of Directors

     FOR each nominee listed below for terms to expire at the 2000 Annual Meeting of Shareholders (except as marked to the contrary).

                              Charles M. Hansen, Jr.
                              William B. Madden
                              M. Joseph McHugh

     WITHHOLD AUTHORITY to vote for any nominee.

     (INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)


                       ---------------------------------------


2. Approval of the Pillowtex Corporation 1993 Stock Option Plan, as amended and restated.

          / / FOR        / / AGAINST         / / ABSTAIN


3.   Approval of the Pillowtex Corporation Management Incentive Plan.

          / / FOR        / / AGAINST         / / ABSTAIN


4. In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof.


                                        Date:               ,1997
                                             --------------------



                                        -------------------------
                                        Signature of Shareholder


                                        -------------------------
                                        Signature of Shareholder


                                        -------------------------
                                        Title, if applicable


Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. EACH JOINT TENANT SHOULD SIGN.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

/ / Please indicate if you plan to attend the Annual Meeting of Shareholders on May 8, 1997.